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                                                                       Exhibit 7


          The Prudential Insurance Company of America ("Prudential") makes the following representations with regard to the Contracts offered pursuant to this Registration Statement:

          (1) Prudential is relying on Rule 6e-3(T)(b)(13)(iii)(F) under the Investment Company Act of 1940 (the "Act") with respect to the risk charges under the Contracts;

          (2) The risk charges are within the range of industry practice for comparable flexible contracts;

          (3) Prudential has determined that the risk charges are within the range of industry practice by comparing the risk charges under the Contracts with those under group variable universal life insurance contracts offered by other issuers in light of the risks assumed under the various contracts and it undertakes to keep and make available to the Commission on request the documents used to support the representation;

          (4) Prudential has concluded that there is a reasonable likelihood that the distribution financing arrangement of the separate account will benefit the separate account and contractholders and will keep and make available to the Commission on request a memorandum setting forth the basis for this representation; and

          (5) The separate account will invest only in management investment companies which have undertaken to have a board of directors, a majority of whom are not interested persons of the company, formulate and approve any plan under Rule 12b-1 under the Act to finance distribution expenses.